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EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Brinker International, Inc.:

We consent to the use of our report dated July 31, 2001, except for Note 15, as to which the date is August 31, 2001, with respect to the consolidated balance sheets of Brinker International, Inc. as of June 27, 2001 and June 28, 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 27, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



/S/ KPMG LLP

Dallas, Texas
December 11, 2001